Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION

OF
SPIRE GLOBAL, INC.

Spire Global, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The Board of Directors approved a proposed amendment to the Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation and directed that such amendment be submitted to the Corporation’s stockholders for their consideration at the Corporation’s 2024 annual meeting of stockholders, with a recommendation from the Board of Directors that the stockholders vote for approval of such amendment.

SECOND: The proposed amendment provides that Article IX of the Certificate of Incorporation is amended and restated as follows:

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment, repeal nor elimination of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal, elimination or adoption of such an inconsistent provision.

THIRD: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, at the Corporation’s 2024 annual meeting of stockholders, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The foregoing amendment shall be effective on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the authorized officer named below, this 5th day of June, 2024.

By: /s/ Peter Platzer

Name: Peter Platzer

Title: Chief Executive Officer